EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Francis M. Rowan
Linens ‘n Things
(973) 815-2929
frowan@lnt.com

Linens ‘n Things Announces $100 Million Increase in Senior Credit Facility to $700 Million

Clifton, NJ — May 29, 2007 — Linens Holding Co. (the “Company”), a leading home furnishings specialty retailer known as “Linens ‘n Things,” today announced that its wholly owned subsidiaries, Linens ‘n Things, Inc. (“LNT”), Linens ‘n Things Center, Inc., and Linens ‘n Things Canada Corp., have entered into a $700.0 million Amended and Restated Credit Agreement with a syndicate of financial institutions, which implements the $100.0 million increase in the credit facility originally referred to in the Company’s press release and conference call on May 15, 2007, and also contains several modifications to the credit facility that are all favorable to the Company.  The amended and restated credit agreement will be filed as an exhibit to a Form 8-K that will be filed by the Company with the SEC.

UBS Securities LLC acted as arranger and bookmanager and UBS Securities LLC and Bear, Stearns & Co. Inc. acted as joint book-runners.  Bear, Stearns & Co. Inc. and The CIT Group/Business Credit, Inc. are the co-syndication agents.  UBS AG is the U.S. administrative agent and a U.S. co-collateral agent, UBS AG Canada Branch is a Canadian co-collateral agent, Wachovia Bank, National Association is a U.S. co-collateral agent and a co-documentation agent, Wachovia Capital Finance Corporation (Canada) is the Canadian administrative agent and a Canadian co-collateral agent, and Wells Fargo Retail Finance, LLC is a co-documentation agent.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information.  As a general matter, forward-looking statements are those focused upon future or anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature.  The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could,” often identify forward-looking statements.  The Company believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain, and we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. The Company’s actual results and future financial condition may differ materially from those described or implied by any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: general economic conditions; changes in the retailing environment and consumer spending habits; inclement weather and natural disasters; competition from existing and potential competitors; the amount of merchandise markdowns; loss or retirement of key members of management; increases in the costs of borrowings and unavailability of additional debt or equity capital; impact of our substantial indebtedness on our operating income and our ability to grow; the cost of labor; labor disputes; increased healthcare benefit costs; and other costs and expenses.  This list of factors is not intended to be exhaustive.